Contact:

Kin Shing Li
Chairman
Great Wall Acquisition Corporation
(212) 753-0804

FOR IMMEDIATE RELEASE


                       GREAT WALL ACQUISITION CORPORATION
                        COMPLETES INITIAL PUBLIC OFFERING

     NEW YORK, New York, March 23, 2004 - Great Wall Acquisition Corporation (OTC Bulletin Board: GWAQU) announced today that its initial public offering of 4,000,000 units was consummated. Each unit consists of one share of common stock and two warrants. The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $24,000,000 to the Company. Broadband Capital Management LLC acted as managing underwriter for the initial public offering. A copy of the prospectus may be obtained from Broadband Capital Management LLC, 805 Third Avenue, 15th Floor, New York, New York 10022.

     Audited financial statements as of March 23, 2004 reflecting receipt of the proceeds upon consummation of the initial public offering have been issued by the Company and are included as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission.

     The Company also announced that Broadband Capital Management LLC has notified the Company that separate trading of the common stock and warrants underlying the units may commence on or about March 30, 2004.



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